Exhibit 10.2
[Argenbright, Inc. LETTERHEAD]
September 14, 2008
Union Street Acquisition Corp.
102 South Union Street
Alexandria, VA 22314
Ladies and Gentlemen:
     Reference is made to (i) that certain Stock Purchase Agreement, dated February 26, 2008, by and among Union Street Acquisition Corp. (“USQ”), Argenbright, Inc. (“Argenbright”) and Archway Marketing Services, Inc. (“Archway”) (the “Stock Purchase Agreement”), whereby, among other things, USQ agreed to purchase from Argenbright all of the issued and outstanding shares of capital stock of Archway (the “Acquisition”) and (ii) that certain agreement, dated as of June 23, 2008, by and among USQ, Argenbright and Archway whereby USQ agreed to waive Argenbright’s compliance with certain provisions of the Stock Purchase Agreement and to release all claims that USQ may have against Argenbright in connection with the presentation of an alternative transaction by certain principals of USQ to Argenbright (the “Waiver”). As consideration for such agreement, Argenbright agreed to waive the payment by USQ of the termination fee pursuant to Section 8.3(b) of the Stock Purchase Agreement.
     In light of the current market conditions, the parties have continued to pursue such alternative transactions and, on September 15, 2008, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Archway Marketing Holdings, Inc., a newly formed corporation (“Holdings”), controlled by Tailwind Capital Partners, whereby Holdings agreed to acquire 100% of the issued and outstanding shares of capital stock of Archway from us at the same price and on substantially the same terms as are contained in the Stock Purchase Agreement, which contains a condition to closing that the Stock Purchase Agreement has been terminated in accordance with its terms(the “Tailwind Transaction”).
     We hereby affirm that if the Tailwind Transaction is consummated, we will waive our rights to receive the termination fee pursuant to Section 8.3(b) of the Stock Purchase Agreement. By signing below, you hereby affirm that the Tailwind Transaction constitutes an “Alternative Transaction” as defined in the Waiver and you acknowledge and affirm the waiver and release contained therein.
     If the terms of this letter agreement are acceptable to you, please sign and return a counterpart to us.

Argenbright, Inc.

By: Name:	/s/ Michael D Long Michael D Long
Title:	Vice President
Accepted and Agreed
as of the date
first written above:
Union Street Acquisition Corp.

By: Name:	/s/ Brian H. Burke Brian H. Burke
Title:	Chief Financial Officer